Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Carol Fabrizio, (720) 524-5025, cfabrizio@vailresorts.com
Vail Resorts Reports Fiscal 2019 Fourth Quarter and Full Year Results and Provides Fiscal 2020 Outlook
BROOMFIELD, Colo. - September 26, 2019 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the fourth quarter and fiscal year ended July 31, 2019 and provided its outlook for the fiscal year ending July 31, 2020.
Highlights

•	Net income attributable to Vail Resorts, Inc. was $301.2 million for fiscal 2019, a decrease of 20.7% compared to fiscal 2018, which was positively impacted by U.S. tax reform.

•
Resort Reported EBITDA was $706.7 million for fiscal 2019, an increase of 14.6% compared to fiscal 2018. Fiscal 2019 Resort Reported EBITDA includes the operations of Triple Peaks, Stevens Pass, Falls Creek and Hotham (the “Acquired Resorts”) from each respective acquisition date, $16.4 million of acquisition and integration related expenses, and approximately $8 million of unfavorable foreign exchange as a result of the U.S. Dollar strengthening relative to the prior year. We estimate that Fiscal 2019 results benefited by approximately $4 million in Resort Reported EBITDA from not owning Triple Peaks and Stevens Pass during a portion of the months of August and September, a period that these resorts operate at a loss. In the prior year, Resort Reported EBITDA was $616.6 million, which included $10.2 million of acquisition and integration related expenses.

•
Season pass sales through September 22, 2019 for the upcoming 2019/2020 North American ski season increased approximately 14% in units and 15% in sales dollars as compared to the period in the prior year through September 23, 2018, including Military Pass sales in both periods. Pass sales exclude Peak Resorts pass sales in both periods and are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.75 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.

•
The Company issued its fiscal 2020 guidance range and expects Resort Reported EBITDA to be between $778 million and $818 million. The guidance includes an estimated contribution of $53 million for Peak Resorts operations, including an estimated $6 million benefit as a result of avoiding offseason losses from the period of August 1, 2019 through the closing of the transaction on September 24, 2019. The Company expects to incur approximately $20 million of acquisition and integration related expenses in fiscal 2020.

•
Unless otherwise noted, the commentary on results for the year ended July 31, 2019 includes the results of acquisitions completed during the fiscal year prospectively from each respective acquisition date, including Falls Creek and Hotham (acquired April 2019), Triple Peaks (acquired September 2018) and Stevens Pass (acquired August 2018).

Commenting on the Company’s fiscal 2019 results, Rob Katz, Chief Executive Officer, said, “We are pleased with our overall results for the year, with strong growth in visitation and spending compared to the prior year, including a strong finish to the season with good conditions across our U.S. resorts throughout the year. After the challenging early season period for destination visitation, our results for the remainder of the year were largely in line with our original expectations. Our results throughout fiscal 2019 highlight the growth and stability resulting from our season pass, the benefit of our geographic diversification, the investments we make in our resorts and the success of our sophisticated, data-driven marketing efforts.
“Our Colorado, Utah and Tahoe resorts experienced strong local and destination visitation, supported by favorable conditions across the western U.S. The Company experienced relative weakness in international visitation throughout the year compared to the prior year, particularly at Whistler Blackcomb. In Australia, fiscal 2019 results were strong, supported by the addition of Falls Creek and Hotham and continued pass sales momentum.
“With a strong base of high-end consumers, we are continuing to leverage our growing network of resorts and sophisticated marketing strategies to drive guest spending across our Mountain segment. For fiscal 2019, total Mountain net revenue increased 13.5% to approximately $2.0 billion and total skier visits increased 21.5% primarily as a result of the addition of the Acquired Resorts and the favorable conditions across our U.S. resorts. Total effective ticket price (“ETP”) decreased 3.4% compared to the prior year, primarily due to higher skier visitation by season pass holders, lower ETP from the Acquired Resorts and the new Military Epic Pass, partially offset by price increases in both our lift ticket and season pass products. Excluding season pass holders, ETP increased 4.9% compared to the prior year. The growth in visitation and spending compared to the prior year, along with the addition of the Acquired Resorts, drove a 17.4% increase in lift revenue, a 13.2% increase in ski school revenue, a 12.7% increase in dining revenue and an 8.0% increase in retail/rental revenue compared to the prior year.”
Regarding the Company’s Lodging segment, Katz said, “Fiscal 2019 Lodging results were positive with revenue (excluding payroll cost reimbursements) increasing 10.9% compared to the prior year, primarily due to the incremental operations of Triple Peaks. The average daily rate (“ADR”) decreased slightly compared to the prior year primarily as a result of the inclusion of the Triple Peaks resorts, as well as incremental managed Tahoe lodging properties that we did not manage in the prior year, all of which generate a lower ADR as compared to our broader Lodging segment.”

Katz continued, “Our balance sheet remains strong and the business continues to generate robust cash flow. We ended the fiscal year with $108.9 million of cash on hand and our Net Debt was 2.1 times fiscal 2019 Total Reported EBITDA. On September 23, 2019, the Company entered into the Second Amendment to the Eighth Amended and Restated Credit Agreement. The amended agreement provides for a term loan facility in an aggregate principal amount of $1.25 billion, increased from the previous term loan facility of $914.4 million as of July 31, 2019. The incremental term loan proceeds were used to fund the Peak Resorts acquisition and to prepay certain portions of the debt assumed in connection with the acquisition. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts’ common stock. The quarterly dividend will be $1.76 per share of common stock and will be payable on October 25, 2019 to shareholders of record on October 8, 2019.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-K for the fiscal year ended July 31, 2019, which was filed today with the Securities and Exchange Commission. The discussion of operating results below compares the results for the fiscal year ended July 31, 2019 to the fiscal year ended July 31, 2018, unless otherwise noted. The following are segment highlights:
Mountain Segment

•
Total lift revenue increased $152.9 million, or 17.4%, to $1,033.2 million primarily due to strong North American pass sales growth for the 2018/2019 North American ski season, increased non-pass skier visitation at our western U.S. resorts and incremental revenue from the Acquired Resorts.

•
Ski school revenue increased $25.2 million, or 13.2%, and dining revenue increased $20.4 million, or 12.7%, primarily as a result of incremental revenue from the Acquired Resorts, and increased revenue at our other U.S. resorts as a result of higher skier visitation.

•
Retail/rental revenue increased $23.8 million, or 8.0%, primarily due to higher sales volumes at stores proximate to our western U.S. resorts and other stores in Colorado, as well as incremental revenue from the Acquired Resorts.

•	Operating expense increased $146.7 million, or 13.0%, primarily due to incremental operating expenses from the Acquired Resorts, including acquisition, stamp duty and integration related expenses.

•
Mountain Reported EBITDA increased $87.0 million, or 14.7%, primarily as a result of strong North American pass sales growth for the 2018/2019 North American ski season, strong growth in visitation and spending at our western U.S. resorts and the incremental operations of the Acquired Resorts. Mountain Reported EBITDA includes $16.5 million of stock-based compensation expense and $16.4 million of acquisition and integration related expenses (including stamp duty) for fiscal 2019, compared to $15.7 million and $10.2 million for fiscal 2018, respectively.

Lodging Segment

•
Lodging segment net revenue (excluding payroll cost reimbursements) increased $29.5 million, or 10.9%, primarily due to incremental revenue from the Triple Peaks resorts, incremental managed Tahoe lodging properties that we did not manage in the prior year and an increase in revenue at our lodging properties in Park City.

•
ADR decreased 0.1% at the Company’s owned hotels and managed condominiums compared to the prior year, primarily as a result of the inclusion of Triple Peaks resorts as well as incremental managed Tahoe lodging properties that we did not manage in the prior year, all of which generate a lower ADR as compared to our broader Lodging segment.

•	Lodging Reported EBITDA increased $3.1 million, or 12.4%, which includes $3.2 million of stock-based compensation expense in each of fiscal 2019 and fiscal 2018.

•	During fiscal 2019, the Company sold the Village at Breckenridge Hotel for proceeds of $6.2 million, which resulted in a gain of $0.6 million, and did not impact Lodging Reported EBITDA.
Resort - Combination of Mountain and Lodging Segments

•
Resort net revenue increased $263.3 million, or 13.1%, to $2,270.9 million primarily due to increased visitation and spending at our U.S. resorts, strong North American pass sales growth for the 2018/2019 North American ski season and incremental revenue from the Acquired Resorts. Fiscal 2019 revenue included approximately $19 million of unfavorability from currency translation, which the Company calculated on a constant currency basis by applying current period foreign exchange rates to the prior period results.

•
Resort Reported EBITDA was $706.7 million for fiscal 2019, an increase of $90.1 million, or 14.6%, compared to fiscal 2018. Fiscal 2019 includes acquisition and integration related expenses (including stamp duty) of $16.4 million and approximately $8 million of unfavorability from currency translation, which the Company calculated on a constant currency basis by applying current period foreign exchange rates to the prior period results.

Real Estate

•
The Company closed on two land sales during fiscal 2019 with third party developers at Keystone (One River Run site) and Breckenridge (East Peak 8 site) for proceeds of approximately $16.0 million (received during the fiscal year), including $4.8 million associated with the sale of density for the Breckenridge property.

•
Net Real Estate Cash Flow for fiscal 2019 was $12.6 million, an increase of $12.5 million compared to fiscal 2018, primarily due to the cash flows generated from the sales transactions discussed above.

Total Performance

•	Total net revenue increased $260.0 million, or 12.9%, to $2,271.6 million.

•
Net income attributable to Vail Resorts, Inc. was $301.2 million, or $7.32 per diluted share, for fiscal 2019 compared to net income attributable to Vail Resorts, Inc. of $379.9 million, or $9.13 per diluted share, in fiscal 2018. Net income attributable to Vail Resorts, Inc. for fiscal 2019 and 2018 included tax benefits of approximately $12.9 million and $71.1 million, respectively, related to employee exercises of equity awards (primarily related to the CEO’s exercise of SARs). Additionally, included in net income attributable to Vail Resorts, Inc. for fiscal 2018 was a one-time, net tax benefit related to U.S. tax reform legislation of $61.0 million, which was recognized as a discrete item and recorded within (provision) benefit from income taxes during fiscal 2018. Additionally, fiscal 2019 net income attributable to Vail Resorts, Inc. included the after-tax effect of acquisition and integration related expenses of approximately $12.1 million and approximately $4 million of unfavorability from currency translation, which the Company calculated by applying current period foreign exchange rates to the prior period results.

Return of Capital
The Company declared a quarterly cash dividend of $1.76 per share of Vail Resorts common stock that will be payable on October 25, 2019 to shareholders of record on October 8, 2019. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb Holdings Inc. will be payable on October 25, 2019 to shareholders of record on October 8, 2019. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb Holdings Inc.
Peak Resorts Acquisition
On September 24, 2019, the Company announced the closing of the Peak Resorts acquisition. The aggregate purchase price for all Peak resorts common stock was approximately $265 million. The Company borrowed $335.6 million under the term loan component of its Eighth Amended and Restated Credit Agreement to fund the acquisition and prepay certain portions of debt assumed in the acquisition. The 2019/2020 Epic Pass, Epic Local Pass and Military Epic Pass now include unlimited and unrestricted access to the 17 Peak Resorts ski areas, and guests with an Epic Day Pass can access the new ski areas as a part of the total number of days purchased.

Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming 2019/2020 North American ski season, Katz said, “We are very pleased with the results for our season pass sales to date. Through September 22, 2019, North American ski season pass sales increased approximately 14% in units and 15% in sales dollars as compared to the period in the prior year through September 23, 2018, including Military Pass sales in both periods, excluding pass sales from Peak Resorts in both periods and adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.75 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales. Excluding sales of Military Passes, season pass sales increased approximately 13% in units and 14% in sales dollars over the comparable prior year period.”
Katz continued, “Our pass sales growth was modestly ahead of our expectations through this point in the season, with strong results in our destination markets. In particular, we have seen very strong growth in our Northeast markets, which are benefiting from the first full year of pass sales with unlimited access at Stowe, Okemo and Mount Sunapee included on the Epic and Epic Local pass products, and the improved impact of the expanded guest data and insight we now have in that region. Our broader destination markets continue to perform well through our enhanced ability to reach destination guests with our data-driven marketing. Our local markets continue to show solid growth, driven by favorable results among our local guests in the Whistler Blackcomb region, with particular strength in Seattle from the first full pass sales season with access to Stevens Pass. We are also seeing strong results from our Northern California and Utah guests, partially offset by more modest sales growth in our Colorado local market. The vast majority of our growth came from our Epic and Epic Local products, and we are also driving material contributions from Epic Day Pass and Military Pass products. We anticipate that the majority of the sales of the new Epic Day Pass products will be concentrated in the remainder of the selling period. We are very pleased with the performance of our pass sales effort to date, especially given the increased size and scale of the program. As we enter the final period for season pass sales, we expect our December 2019 non-military season pass sales growth rate will be modestly lower than the growth rates reported today, primarily driven by the inclusion of Peak Resorts’ passes in our current and prior year reporting and the impact of our success in moving purchasers earlier in the selling cycle, partially offset by the ramp up of Epic Day Pass sales.”
Regarding Epic Australia Pass sales, Katz commented, “Our Epic Australia Pass sales launched on August 15, 2019 for next season and are off to a very strong start with growth of approximately 23% in sales dollars through September 22, 2019 compared to the prior year period ended September 23, 2018, though it is important to note that it remains early in the Australian sales cycle. We are pleased with our sales results in Victoria with the addition of Hotham and Falls Creek, which together with Perisher, offer a very compelling product for our Australian guests who can ski locally at our three Australian resorts in New South Wales and Victoria, as well as experience our growing network in North America and at Rusutsu and Hakuba Valley in Japan. Pass sales will continue through the Australian off-season leading up to the 2020 season.”

Guidance
Commenting on guidance for fiscal 2020, Katz said, “Net income attributable to Vail Resorts, Inc. is expected to be between $293 million and $353 million for fiscal 2020. We estimate Resort Reported EBITDA for fiscal 2020 will be between $778 million and $818 million. Our Resort Reported EBITDA guidance includes an estimated contribution of $53 million for Peak Resorts operations, including an estimated $6 million benefit from not incurring offseason losses from August 1, 2019 through the closing date of September 24, 2019. The Company expects to incur approximately $20 million of acquisition and integration related expenses in fiscal 2020 related to the acquisitions of Peak Resorts, Falls Creek and Hotham. We expect Resort EBITDA Margin for fiscal 2020 to be approximately 31.0%, using the midpoint of the guidance range, which is an estimated 10 basis point decrease compared to fiscal 2019. We estimate Real Estate Reported EBITDA for fiscal 2020 will be between negative $2 million and positive $4 million.
“All of these estimates are predicated on the assumption of normal weather conditions throughout the ski season, a continuation of the current economic environment, an exchange rate of $0.75 between the Canadian Dollar and U.S. Dollar related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.68 between the Australian Dollar and U.S. Dollar related to the operations of Perisher, Falls Creek and Hotham in Australia. Fiscal 2020 guidance does not include any payroll tax impacts or income tax benefits related to the potential exercise of CEO stock appreciation awards.”

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2020, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2020.

	Fiscal 2020 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2020 (6)
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$746,000	$784,000
Lodging Reported EBITDA (2)	30,000	36,000
Resort Reported EBITDA (3)	778,000	818,000
Real Estate Reported EBITDA	(2,000)	4,000
Total Reported EBITDA	776,000	822,000
Depreciation and amortization	(255,000)	(243,000)
Interest expense, net	(104,000)	(96,000)
Other (4)	(10,000)	(5,000)
Income before provision for income taxes	407,000	478,000
Provision for income taxes (5)	(87,000)	(102,000)
Net income	320,000	376,000
Net income attributable to noncontrolling interests	(27,000)	(23,000)
Net income attributable to Vail Resorts, Inc.	$293,000	$353,000

(1) Mountain Reported EBITDA includes approximately $20 million of acquisition and integration related expenses specific to the Peak Resorts transaction. Mountain Reported EBITDA also includes approximately $18 million of stock-based compensation.

(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Our guidance includes certain known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(5) The fiscal 2020 provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our fiscal 2020 estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(6) Guidance estimates are predicated on an exchange rate of $0.75 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.68 between the Australian Dollar and U.S. Dollar, related to the operations of our Australian resorts.

Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (888) 394-8218 (U.S. and Canada) or (323) 701-0225 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through October 10, 2019, at 8:00 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 4292155. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 world-class mountain resorts and urban ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our fiscal 2020 performance (and our assumptions related thereto), including our expected net income, Resort Reported EBITDA, expected acquisition and integration related expenses, the Resort Reported EBITDA that Peak Resorts is expected to contribute in fiscal 2020; Resort EBITDA margin and Real Estate Reported EBITDA; the payment of dividends; sales patterns and expectations related to our season pass products; and planned capital projects for the calendar year. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; risks related to cyber-attacks; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Falls Creek, Hotham, Peak Resorts or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities as well as risks associated with uncertainty of the impact of tax reform legislation in the United States; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019, which was filed on September 26, 2019.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net

Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2019	2018	2019	2018
Net revenue:
Mountain and Lodging services and other	$175,973	$146,557	$1,807,930	$1,584,310
Mountain and Lodging retail and dining	67,916	65,002	462,933	423,255
Resort net revenue	243,889	211,559	2,270,863	2,007,565
Real Estate	117	78	712	3,988
Total net revenue	244,006	211,637	2,271,575	2,011,553
Segment operating expense:
Mountain and Lodging operating expense	207,278	186,027	1,101,670	966,566
Mountain and Lodging retail and dining cost of products sold	32,048	26,900	190,044	174,105
General and administrative	64,461	57,026	274,415	251,806
Resort operating expense	303,787	269,953	1,566,129	1,392,477
Real Estate operating expense, net	1,468	1,245	5,609	3,546
Total segment operating expense	305,255	271,198	1,571,738	1,396,023
Other operating (expense) income:
Depreciation and amortization	(56,576)	(50,330)	(218,117)	(204,462)
Gain on sale of real property	312	—	580	515
Change in estimated fair value of contingent consideration	(1,900)	(600)	(5,367)	1,854
Loss on disposal of fixed assets and other, net	(1,169)	(2,495)	(664)	(4,620)
(Loss) income from operations	(120,582)	(112,986)	476,269	408,817
Mountain equity investment income, net	405	429	1,960	1,523
Investment income and other, net	389	428	3,086	1,944
Foreign currency gain (loss) on intercompany loans	2,326	(2,455)	(2,854)	(8,966)
Interest expense, net	(20,281)	(16,431)	(79,496)	(63,226)
Income before benefit (provision) for income taxes	(137,743)	(131,015)	398,965	340,092
Benefit (provision) for income taxes	45,442	43,224	(75,472)	61,138
Net (loss) income	(92,301)	(87,791)	323,493	401,230
Net loss (income) attributable to noncontrolling interests	2,776	4,131	(22,330)	(21,332)
Net (loss) income attributable to Vail Resorts, Inc.	$(89,525)	$(83,660)	$301,163	$379,898
Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(2.22)	$(2.07)	$7.46	$9.40
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(2.22)	$(2.07)	$7.32	$9.13
Cash dividends declared per share	$1.76	$1.47	$6.46	$5.046
Weighted average shares outstanding:
Basic	40,305	40,466	40,349	40,397
Diluted	40,305	40,466	41,158	41,618

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2019	2018	2019	2018

Other Data:
Mountain Reported EBITDA	$(65,313)	$(64,473)	$678,594	$591,605
Lodging Reported EBITDA	5,820	6,508	28,100	25,006
Resort Reported EBITDA	(59,493)	(57,965)	706,694	616,611
Real Estate Reported EBITDA	(1,039)	(1,167)	(4,317)	957
Total Reported EBITDA	$(60,532)	$(59,132)	$702,377	$617,568
Mountain stock-based compensation	$4,216	$4,103	$16,474	$15,716
Lodging stock-based compensation	806	832	3,219	3,215
Resort stock-based compensation	5,022	4,935	19,693	18,931
Real Estate stock-based compensation	48	49	163	109
Total stock-based compensation	$5,070	$4,984	$19,856	$19,040

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2019	2018	(Decrease)	2019	2018	(Decrease)
Net Mountain revenue:
Lift	$34,110	$20,190	68.9%	$1,033,234	$880,293	17.4%
Ski school	7,789	4,143	88.0%	215,060	189,910	13.2%
Dining	19,208	18,512	3.8%	181,837	161,402	12.7%
Retail/rental	34,407	31,451	9.4%	320,267	296,466	8.0%
Other	61,710	57,075	8.1%	205,803	194,851	5.6%
Total Mountain net revenue	157,224	131,371	19.7%	1,956,201	1,722,922	13.5%
Mountain operating expense:
Labor and labor-related benefits	90,599	78,273	15.7%	507,811	443,891	14.4%
Retail cost of sales	17,114	12,773	34.0%	121,442	111,198	9.2%
Resort related fees	3,321	3,707	(10.4)%	96,240	87,111	10.5%
General and administrative	54,207	48,684	11.3%	233,159	214,090	8.9%
Other	57,701	52,836	9.2%	320,915	276,550	16.0%
Total Mountain operating expense	222,942	196,273	13.6%	1,279,567	1,132,840	13.0%
Mountain equity investment income, net	405	429	(5.6)%	1,960	1,523	28.7%
Mountain Reported EBITDA	$(65,313)	$(64,473)	(1.3)%	$678,594	$591,605	14.7%

Total skier visits	787	431	82.6%	14,998	12,345	21.5%
ETP	$43.34	$46.84	(7.5)%	$68.89	$71.31	(3.4)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2019	2018	(Decrease)	2019	2018	(Decrease)
Lodging net revenue:
Owned hotel rooms	$21,327	$21,746	(1.9)%	$64,826	$65,252	(0.7)%
Managed condominium rooms	16,401	12,065	35.9%	86,236	70,198	22.8%
Dining	16,345	16,145	1.2%	53,730	48,554	10.7%
Transportation	2,501	2,934	(14.8)%	21,275	21,111	0.8%
Golf	10,020	9,207	8.8%	19,648	18,110	8.5%
Other	16,920	14,951	13.2%	54,617	47,577	14.8%
	83,514	77,048	8.4%	300,332	270,802	10.9%
Payroll cost reimbursements	3,151	3,140	0.4%	14,330	13,841	3.5%
Total Lodging net revenue	86,665	80,188	8.1%	314,662	284,643	10.5%
Lodging operating expense:
Labor and labor-related benefits	37,920	34,767	9.1%	135,940	121,733	11.7%
General and administrative	10,254	8,342	22.9%	41,256	37,716	9.4%
Other	29,520	27,431	7.6%	95,036	86,347	10.1%
	77,694	70,540	10.1%	272,232	245,796	10.8%
Reimbursed payroll costs	3,151	3,140	0.4%	14,330	13,841	3.5%
Total Lodging operating expense	80,845	73,680	9.7%	286,562	259,637	10.4%
Lodging Reported EBITDA	$5,820	$6,508	(10.6)%	$28,100	$25,006	12.4%

Owned hotel statistics:
ADR	$253.60	$237.12	7.0%	$256.50	$250.50	2.4%
RevPAR	$171.24	$168.44	1.7%	$175.45	$173.34	1.2%
Managed condominium statistics:
ADR	$210.82	$211.44	(0.3)%	$324.34	$336.29	(3.6)%
RevPAR	$57.79	$60.67	(4.7)%	$107.67	$116.26	(7.4)%
Owned hotel and managed condominium statistics (combined):
ADR	$229.68	$225.02	2.1%	$300.47	$300.90	(0.1)%
RevPAR	$85.29	$94.28	(9.5)%	$121.81	$131.08	(7.1)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2019	2018
Real estate held for sale and investment	$101,021	$99,385
Total Vail Resorts, Inc. stockholders’ equity	$1,500,627	$1,589,434
Long-term debt, net	$1,527,744	$1,234,277
Long-term debt due within one year	48,516	38,455
Total debt	1,576,260	1,272,732
Less: cash and cash equivalents	108,850	178,145
Net debt	$1,467,410	$1,094,587

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of Reported EBITDA to net income attributable to Vail Resorts, Inc. for the three and twelve months ended July, 2019 and 2018.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2019	2018	2019	2018
Mountain Reported EBITDA	$(65,313)	$(64,473)	$678,594	$591,605
Lodging Reported EBITDA	5,820	6,508	28,100	25,006
Resort Reported EBITDA*	(59,493)	(57,965)	706,694	616,611
Real Estate Reported EBITDA	(1,039)	(1,167)	(4,317)	957
Total Reported EBITDA	(60,532)	(59,132)	702,377	617,568
Depreciation and amortization	(56,576)	(50,330)	(218,117)	(204,462)
Loss on disposal of fixed assets and other, net	(1,169)	(2,495)	(664)	(4,620)
Change in estimated fair value of contingent consideration	(1,900)	(600)	(5,367)	1,854
Investment income and other, net	389	428	3,086	1,944
Foreign currency gain (loss) on intercompany loans	2,326	(2,455)	(2,854)	(8,966)
Interest expense, net	(20,281)	(16,431)	(79,496)	(63,226)
(Loss) income before benefit (provision) for income taxes	(137,743)	(131,015)	398,965	340,092
Benefit (provision) from income taxes	45,442	43,224	(75,472)	61,138
Net (loss) income	(92,301)	(87,791)	323,493	401,230
Net loss (income) attributable to noncontrolling interests	2,776	4,131	(22,330)	(21,332)
Net (loss) income attributable to Vail Resorts, Inc.	$(89,525)	$(83,660)	$301,163	$379,898

* Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt, net and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2019.

	In thousands) (Unaudited) (As of July 31, 2019)
Long-term debt, net	$1,527,744
Long-term debt due within one year	48,516
Total debt	1,576,260
Less: cash and cash equivalents	108,850
Net debt	$1,467,410
Net debt to Total Reported EBITDA	2.1	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and twelve months ended July 31, 2019 and 2018.

	(In thousands) (Unaudited) Three Months Ended July 31,		(In thousands) (Unaudited) Twelve Months Ended July 31,
	2019	2018	2019	2018
Real Estate Reported EBITDA	$(1,039)	$(1,167)	$(4,317)	$957
Non-cash Real Estate cost of sales	—	(49)	—	3,701
Non-cash Real Estate stock-based compensation	48	49	163	109
One-time charge for Real Estate contingency	—	—	—	(4,300)
Proceeds received from sales transactions accounted for as financings	—	—	11,150	—
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	403	(100)	5,608	(342)
Net Real Estate Cash Flow	$(588)	$(1,267)	$12,604	$125

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2020 guidance and fiscal 2019 results.

	(In thousands) (Unaudited) Fiscal 2020 Guidance (2)	(In thousands) (Unaudited) Fiscal Year Ended July 31, 2019
Resort net revenue (1)	$2,578,000	$2,270,863
Resort Reported EBITDA (1)	$798,000	$706,694
Resort EBITDA margin	31.0%	31.1%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance